As filed with the Securities and Exchange Commission on August 10, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kenexa Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-3024013
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)

650 East Swedesford Road
Wayne, Pennsylvania 19087
(Address of Principal Executive Offices, including Zip Code)

Kenexa Corporation 2006 Employee Stock Purchase Plan
(Full Title of the Plan)

Nooruddin S. Karsan
Chief Executive Officer and Chairman of the Board of Directors
650 East Swedesford Road
Wayne, Pennsylvania 19087
(610) 971-9171
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.01 par value)	500,000(2)	$24.67(3)	$12,332,500	$1,319.58

(1)   Pursuant to Rule 416(b), there shall also be deemed covered hereby any additional securities that may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)   Consists of shares issuable under the Kenexa Corporation 2006 Employee Stock Purchase Plan.

(3)   Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933.  The price and fee are computed based upon $24.67, the average of the high and low prices for the common stock reported on the NASDAQ National Market on August 8, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Kenexa Corporation (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Kenexa Corporation, 655 East Swedesford Road, Wayne, Pennsylvania 19087, Attention: Donald F. Volk, Chief Financial Officer; telephone number (610) 971-9171.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on February 22, 2006; Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 filed with the Commission on May 12, 2006 and for the quarter ended June 30, 2006 filed with the Commission on August 10, 2006; and Current Reports on Form 8-K filed with the Commission on January 31, 2006, February 22, 2006 and April 25, 2006.

(b)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 14, 2005, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Barry M. Abelson, a partner in Pepper Hamilton LLP, has been a director of the Registrant since 2000.  Mr. Abelson beneficially owns 24,000 shares of the Registrant’s common stock, including options to purchase 23,000 shares of common stock.  Pepper Hamilton LLP has given an opinion to the Registrant concerning the validity of the securities being registered on this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law and the Registrant’s amended and restated bylaws limit the monetary liability of the Registrant’s directors to the Registrant and to the Registrant’s shareholders and provide for indemnification of its officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant’s bylaws provide that it may indemnify its directors and officers for monetary damages for any action taken or failure to take any action, unless:

•                  such director or officer has breached or failed to perform the duties of his or her office under Pennsylvania law; and

•                  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

In addition, the Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she has acted in good faith and in a manner he or she believed to be in the Registrant’s best interest, or in the case of a criminal proceeding that he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein.  The Registrant’s bylaws provide, however, in the case of an action or suit by or in the right of the Registrant, that the Registrant will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to the Registrant, unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification.  The Registrant’s bylaws also provide that the Registrant may advance expenses to any director or officer upon the Registrant’s receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification.

The Registrant maintains directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error, and other wrongful acts, and will maintain a policy to provide for losses arising from violations of the Securities Acts.

The Registrant has also entered into an indemnification agreement with each of its directors and executive officers providing for the indemnification described above.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Kenexa Corporation 2006 Employee Stock Purchase Plan.

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of BDO Seidman LLP.

23.2	Consent of Brown & Brown, LLP.

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Commonwealth of Pennsylvania, on August 7, 2006.

Kenexa Corporation
By:	/S/ Nooruddin S. Karsan
Nooruddin S. Karsan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nooruddin S. Karsan and Donald F. Volk his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 7, 2006:

Signature	Title
/S/ Nooruddin S. Karsan	Chairman of the Board and Chief Executive Officer
Nooruddin S. Karsan	(Principal Executive Officer)

/S/ Donald F. Volk	Chief Financial Officer (Principal Financial and Accounting
Donald F. Volk	Officer)

/S/ Barry M. Abelson	Director
Barry M. Abelson

/S/ Renee B. Booth	Director
Renee B. Booth

/S/ Elliot H. Clark	Director and Chief Operating Officer
Elliot H. Clark

/S/ Troy A. Kanter	Director and President, Human Capital Management
Troy A. Kanter

/S/ Joseph A. Konen	Director
Joseph A. Konen

/S/ John A. Nies	Director
John A. Nies

/S/ Richard J. Pinola	Director
Richard J. Pinola

EXHIBIT INDEX

Exhibits
4.1	Kenexa Corporation 2006 Employee Stock Purchase Plan.
5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.
23.1	Consent of BDO Seidman LLP.
23.2	Consent of Brown & Brown, LLP.
23.3.	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the signature page hereto).